QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of AvalonBay Communities, Inc. for the registration of debt securities, common stock, and preferred stock and to the incorporation by reference therein of our reports dated February 19, 2015, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc., and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
February 19, 2015

QuickLinks

  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm